Exhibit 99.1

Contact:

Heather Wietzel, 616-233-0500

Lambert, Edwards & Associates

investors@perceptron.com

Perceptron Announces Financial Improvement Plan Designed To Deliver
Cost Savings, Improved Profitability and Stronger Cash Flow

Company Reiterates Commitment to Diversification and Updates Revenue Outlook

Investor Call/Webcast Scheduled for 2 pm ET

Plymouth, Michigan, March 3, 2016 – Perceptron, Inc. (NASDAQ: PRCP), a global leader in advanced metrology technology, today announced a broadly focused financial improvement plan designed to reduce fixed costs, improve the Company’s profitability and cash flow and further its ability to capture the value of the business diversification strategy begun in 2014.

W. Richard Marz, Chairman, President and Chief Executive Officer, reiterated the Company’s commitment to its strategic plan, which is designed to yield double-digit revenue growth over the longer term. He added, “We now expect revenue for our third fiscal quarter, ending March 31, 2016, will be in the range of $16 million to $19 million, and anticipate fourth-quarter revenue will be slightly higher sequentially.

“Perceptron’s business diversification strategy is backed by strong technology, a global footprint, world class customers and a talented, committed workforce. We continue to see demand for our products, with a steady flow of bookings since the end of our second quarter. We ended that quarter with backlog above $40 million for only the fourth time in Company history,” Marz said.

The financial improvement plan impacts all levels of the organization beginning with changes at the senior level. Headcount reductions and position eliminations lower total headcount by approximately 10 percent, spread across the company’s geographic regions, departments and roles. Targeted annual pre-tax savings in total are approximately $4.5 million. One-time cash and non-cash pre-tax charges related to the actions are expected to be approximately $3.0 million, primarily affecting the third quarter of fiscal 2016.

Separately, the board announced that it suspended payment of non-management director retainer and meeting fees from March 2, 2016, through at least December 1, 2016, and reduced the retainer fee for the Chairman of the Board to the prior year level.

Marz noted, “The board and management are focused on total shareholder value. These actions underscore the urgency we feel to re-align our fixed costs with our near- to mid-term expectations for the business, with the intent to quickly return the company to profitability and positive cash flow. While our actions are significant, we do not take these actions lightly and we have been very selective in the positions affected to ensure that we can continue to move forward with our strategic initiatives. As a company, we pride ourselves on our strong team and we will treat those affected with the utmost respect, providing them with assistance with the transition.

“Over the past few years, Perceptron has made important strides toward diversifying our revenue sources by industry, by geography and by product. Going forward, our product development and marketing teams will remain focused on leveraging our technology to achieve our longer-term top-line objectives. At the same time, the board and management recognize we also need to focus on improving our sales strategy and structure, better motivating and incenting our team, establishing more effective pricing models and enhancing internal processes to drive margin improvements. We think this plan has put us on the path to strike the correct balance,” Marz concluded.

Investor Call and Webcast

Perceptron will hold an investor conference call/webcast, chaired by W. Richard Marz, Chairman, President and Chief Executive Officer, at 2 pm ET today to discuss the plan. Investors can access the call at:

Webcast	Event Page of investors.perceptron.com
Conference Call	888-806-6203 (domestic callers) or
913-312-6691 (international callers)
Conference ID	5410962

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®

Perceptron, Inc., (NASDAQ: PRCP) supplies a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning, and advanced analysis software. Automotive, aerospace and other manufacturing companies globally rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the United Kingdom. For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2016, and future results, cost savings from its financial improvement plan, operating data, new order bookings, revenue, expenses, income and backlog levels, the timing of revenue and income from new products which we have recently released or have not yet released, the timing of the introduction of new products and expansion into new industry sectors and geographies. Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook” or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, disruptions to our operations due to the financial improvement plan and related headcount reductions and position eliminations, risks associated with effectively controlling operating expenses, including failure to achieve anticipated cost savings from the financial improvement plan and other cost reduction initiatives or to reduce costs to the level originally anticipated to avoid disruptions to our operations, risks associated with changes in our sales strategy and structure, including the impact of such changes on booking and revenue levels and customer purchase decisions, the risk that actual charges from the financial improvement plan differ from the assumptions used in estimating the charges, and the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2015. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.